Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Celsus Therapeutics Plc., for the registration of up to $75,000,000 of its securities and to the incorporation by reference therein of our report dated March 24, 2014, with respect to the consolidated financial statements of Celsus Therapeutics Plc., included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
August 13, 2014	A Member of Ernst & Young Global